SLR Consulting (Canada) Ltd.
55 University Ave., Suite 501, Toronto, ON M5J 2H7

May 30, 2024

Consent of Qualified Person

SLR Consulting (Canada) Ltd. (“SLR”), in connection with Snow Lake Resources Ltd.’s (the “Company”) annual report on Form 20-F (and any amendments or supplements and/or exhibits thereto, collectively, the “Annual Report”), consent to:

•the public filing by the Company and use of the technical report titled “Technical Report Summary, Initial Assessment of the Snow Lake Lithium Project, Manitoba, Canada” (the “Technical Report”), with an effective date of July 12, 2023, and a revision date of May 9, 2024, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Annual Report;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Annual Report and any such Technical Report; and

•any extracts from or a summary of the Technical Report in the Annual Report and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Annual Report.

SLR, an independent consulting company, served as a qualified person as defined in S-K 1300 for Sections 1.10, 17, 22.5, and 23.6. SLR is responsible for authoring, and this consent pertains to, the related sections as discussed above of the Technical Report. SLR certifies that it has read the Registration Statement and the Prospectus contained therein and that both fairly and accurately represent the information in the sections of the Technical Report for which it is responsible.

SLR Consulting (Canada) Ltd.

Per:

/s/ Stephan Theben

Stephan Theben, M. Eng., SME(RM)

Managing Principal, Mining Sector Lead

Environment & Social Impact Assessment